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                                                                    EXHIBIT 99.2


Company Contact:
Robert J. Blair
Western Digital Corporation
212.867.4490
bob.blair@wdc.com


For Immediate Release


       WESTERN DIGITAL ANNOUNCES EXPANSION OF PRODUCT DESIGN ACTIVITY AT
   CHAI CHEE SINGAPORE OPERATION; ACCELERATES MOVE OF DESKTOP HDD TO MALAYSIA

         Chai Chee, Singapore--Aug. 13, 1999--Western Digital Corporation (NYSE:
WDC) today announced a plan to further develop its Chai Chee, Singapore facility as a regional technical and manufacturing support center, focusing its resources on value-add engineering rather than production volume. The Company also indicated it was accelerating the consolidation of its high-volume desktop hard drive production in its Kuala Lumpur, Malaysian facility to improve manufacturing efficiencies and costs, while focusing its Singapore production resources on desktop hard drive development and component qualification and on production of high end WD Enterprise hard drives.

         Arif Shakeel, Western Digital's senior vice president of operations, stated: "The plan announced today reflects a significant move up the value chain for WD Singapore, applying the accumulated experience of more than 10 years of hard drive manufacturing to the design, development and production deployment process. The engineering organization in Chai Chee has delivered the core controller designs for WD's MR and GMR desktop product families and is currently working on the next two generations of products for both the PC and home entertainment marketplaces. We are expanding the existing electronics design center and plan to double the existing staff to accommodate this growth."

         Western Digital indicated it is in discussion with the EDB to add a mechanical product design group in Chai Chee and to enlarge its existing tooling and process design and development groups. These advances in Singapore's engineering role are designed to improve linkage with Western Digital's predominantly Asian-based supply partners, and speed the development of new products.

         The evolution of the engineering role in the Singapore facility will complement the previously announced consolidation of worldwide materials planning and procurement responsibility in Singapore.

         The realignment of hard drive manufacturing will result in a reduction among the production-related Chai Chee work force. In addition, due to the ongoing improvement in WD hard drive quality and reliability in the field, the customer repair center in Chai Chee will also be reduced in size. The plan announced today will be implemented on a phased basis through December, 1999. It will result in a reduction of approximately 2,000 direct and 500 indirect workers at Chai Chee. Following these reductions, the WD Chai Chee workforce will include approximately 1,200 direct and 500 indirect workers.

         The first phase is effective today and will affect about 300 direct and 25 indirect workers, primarily in the customer service center. The Company has made arrangements, together with the appropriate Singaporean government agencies, to provide retraining and placement support to those people leaving Western Digital.